Exhibit 99.1

Amarantus Announces First Patient Dosed in Eltoprazine Phase 2b Study for
Treatment of Parkinson's Disease Levodopa-Induced Dyskinesia

- Top-line Phase 2b results expected in 1H 2016 -

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – July 20, 2015 – Amarantus BioScience Holdings, Inc. (OTCQX:AMBS), a biotechnology company developing therapeutic and diagnostic product candidates in orphan indications and neurology, announced that the first patient has been dosed in the Phase 2b clinical study of the Company’s lead neurology therapeutic candidate eltoprazine for the treatment of Parkinson’s disease levodopa-induced dyskinesia (PD-LID).

"The start of patient dosing in this Phase 2b trial represents a further important milestone in our clinical development program for the treatment of PD-LID. Eltoprazine has the potential to be an impactful therapy for individuals with Parkinson’s disease taking levodopa-based products,” said David A Lowe, Ph.D., Member of the Board of Amarantus BioScience Holdings, Inc.

Patient dosing was initiated by principal investigator Stuart H. Isaacson, M.D., Director of the Parkinson's Disease and Movement Disorders Center of Boca Raton, a nationally recognized leading clinical research institution renowned for its testing of new treatments for improving the symptoms of Parkinson’s disease and decelerating its progression.

Gerald E. Commissiong, President and CEO of Amarantus BioScience Holdings, Inc., added, “With this study now underway, the Company’s clinical development team will now focus on the initiation of our upcoming Phase 2 clinical study of ESS for the treatment of severe burns, expected to open this quarter at a US military center.”

The multi-center, 60-subject Phase 2b study in individuals with Parkinson's disease is a double-blind, placebo-controlled, four-way crossover, dose range finding, clinical trial designed to evaluate dose response effect of repeated eltoprazine dosing on safety, tolerability and dyskinesia severity using state-of-the-art rating scales, diaries and motion sensors. The Company expects to report top-line results from the eltoprazine Phase 2b study in the first half of 2016.

PD-LID is an abnormal involuntary, movement disorder resulting from prolonged levodopa-based therapy, the most commonly prescribed treatment for Parkinson's disease. PD-LID occurs in approximately 60-80% of Parkinson’s patients and is one of the most difficult problems facing people with the disease. This dyskinesia can be severely disabling and impact quality of life by prohibiting the ability to perform routine daily functions.

Additional study sites throughout the United States and Europe will be forthcoming. For patients and physician interested in enrollment information for the Phase 2b clinical study with eltoprazine for the treatment of PD-LID please visit clinicaltrials.gov and use identifier: NCT02439125.

About Eltoprazine

Eltoprazine is a small molecule 5HT1A/1B partial agonist in clinical development for the treatment of Parkinson's disease levodopa-induced dyskinesia (PD-LID), adult attention deficit hyperactivity disorder (ADHD) and Alzheimer's aggression. Eltoprazine has been evaluated in over 680 human subjects to date, and has a well-established safety profile. Eltoprazine was originally developed by Solvay Pharmaceuticals for the treatment of aggression. Upon Solvay's merger with Abbott Pharmaceuticals, the eltoprazine program was out-licensed to PsychoGenics. PsychoGenics licensed eltoprazine to Amarantus following successful proof-of-concept trials in PD-LID and adult ADHD.

About Parkinson's Disease and Levodopa-Induced Dyskinesia (PD-LID)

Parkinson's disease (PD) is a chronic, progressive neurodegenerative disorder that causes motor symptoms such as tremors, rigidity and slowed movements as well as non-motor symptoms including cognitive impairment, mood disorders and autonomic dysfunction. The Parkinson's Disease Foundation estimates that there are approximately one million people living with Parkinson's disease in the United States and seven to 10 million PD patients worldwide. The most commonly prescribed treatments for Parkinson's disease are levodopa-based therapies. In the body, levodopa is converted to dopamine to replace the dopamine loss caused by the disease. As dopamine neurons in the brain are lost the therapeutic efficacy of levodopa attenuates, and increased use is associated with a side effect of dyskinesias. These are involuntary, uncontrollable and often exaggerated and jerky movements. They are distinct from the static, rhythmic tremor as a symptom of Parkinson's disease. Levodopa-induced dyskinesia can be severely disabling, rendering patients unable to perform routine daily tasks.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (OTCQX: AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology and orphan diseases.  AMBS’ Therapeutics division has development rights to eltoprazine, a small molecule currently in a Phase 2b clinical program for Parkinson's disease levodopa-induced dyskinesia and with the potential to expand into adult ADHD and Alzheimer’s aggression. The Company has an exclusive worldwide license to intellectual property rights associated to Engineered Skin Substitute (ESS), an orphan drug designated autologous full thickness skin replacement product in development for the treatment of severe burns currently preparing to enter Phase 2 clinical studies. AMBS owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF as a treatment for orphan ophthalmic disorders, initially in retinitis pigmentosa (RP). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro).

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

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